Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-08
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FIRST QUARTER 2007 RESULTS

AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — April 26, 2007. .. . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the first quarter of 2007.  The Partnership’s net income for the first quarter of 2007 was $37.7 million, or $0.77 per LP unit, compared with net income of $23.0 million, or $0.60 per LP unit, reported for the first quarter of 2006.  Revenue in the first quarter of 2007 increased by 18.1 percent to $124.9 million from revenue of $105.7 million in the first quarter of 2006.  Operating income increased by 24.2 percent in the first quarter of 2007 to $50.3 million from $40.5 million in the first quarter of 2006.

Net income per LP unit in the first quarter of 2007 includes an increase in the average number of LP units outstanding to 40.0 million from an average of 38.3 million LP units outstanding in the first quarter of 2006.  The Partnership’s reported net income in the first quarter of 2007 includes an amendment of the Partnership’s limited partnership agreement and the incentive compensation agreement between the general partner and the Partnership which changed the incentive compensation paid to the general partner from a compensation payment to a partnership distribution, effective as of the fourth quarter of 2006, as described in the Partnership’s Form 10-K for the year ended December 31, 2006.  Accordingly, net income in the first quarter of 2007 was $6.8 million higher than it would have been if the Partnership’s limited partnership agreement and incentive compensation agreement had not been amended.

Pipeline volumes in the first quarter of 2007 were 1,454,700 barrels per day compared to 1,428,700 barrels per day in the first quarter of 2006.  Costs and expenses in the first quarter of 2007 were $74.6 million compared to $65.2 million in the first quarter of 2006.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.80 per LP unit payable May 31, 2007, to unitholders of record on May 7, 2007.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an indicated annual cash distribution level of $3.20 per LP unit.  This is the 81st consecutive quarterly cash distribution paid by the Partnership.

The Partnership also reported that on March 15, 2007 it completed the purchase of two petroleum product terminals located in Green Bay and Madison, Wisconsin, and a fifty percent interest in another petroleum products terminal in Milwaukee, Wisconsin from ExxonMobil.

W. H. Shea, Jr., President and Chief Executive Officer of Buckeye, stated, “We are pleased to announce another quarter of strong financial results for the first quarter of 2007.  We are also pleased to announce another increase in our quarterly cash distribution to unitholders.  In addition, the Partnership’s recent acquisition of additional product terminals in Wisconsin expands our growing terminal business.”

The Partnership will host a conference call to discuss the first quarter 2007 results on Friday, April 27, 2007 at 11:00 a.m. Eastern Time.  Interested parties are invited to listen via the Internet, on either a live or replay basis at:

http://www.videonewswire.com/event.asp?id=39145.  A replay will also be available through May 5, 2007 by dialing (800) 642-1687 Code: 5854499.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns and operates 50 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per unit amounts)

(Unaudited)

	Three Months
	Ended
	March 31
	2007	2006

Revenue	$124.9	$105.7

Costs and expenses:
Operating expenses	58.7	50.2
Depreciation and amortization	10.8	10.2
General and administrative	5.1	4.8
Total costs and expenses	74.6	65.2

Operating income	50.3	40.5

Other income (expenses):
Investment and equity income	2.1	1.6
Interest and debt expense	(13.5)	(12.5)
General partner incentive compensation	—	(5.7)
Minority interest and other	(1.2)	(0.9)
Total other income (expenses)	(12.6)	(17.5)

Net income	$37.7	$23.0
Net income allocated to General Partner	$6.8	$0.1
Net income allocated to Limited Partners	$30.9	$22.9

Net income per LP unit	$0.77	$0.60

Average number of LP units	40.0	38.3

Pipeline Operating Data:

Volume (thousand barrels / day)	1,454.7	1,428.7

Barrel-miles (billions)	16.7	16.4

Average tariff rate (cents / barrel)	61.8	57.1

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